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Exhibit 10.1

                          AGREEMENT, RELEASE AND WAIVER

         This Agreement is made as of this 2nd day of August, 2001, by and between Jonathan B. Radoff ("Radoff") and Eprise Corporation (alternatively "Eprise" or the "Company").

         In consideration of the mutual promises hereinafter set forth, the parties agree as follows:

         1. Termination. The parties agree that Radoff's employment as Chief Technology Officer with Eprise ceased effective as of July 17, 2001 (the "Effective Date"). During the "Employment Continuation Period," as defined hereafter, Radoff will continue to be paid by the Company, as provided in Paragraph 2 below, for work related to product development and engineering, reporting directly to the Chief Executive Officer. Radoff's duties will be determined from time to time by the Chief Executive Officer, but shall not require more than 40 hours per week. Radoff shall not report to or contact any other officer, director or employee of Eprise with respect to his services. The "Employment Continuation Period" means the period beginning on the Effective Date and ending on September 1, 2001. Radoff's employment with Eprise shall terminate at the end of the Employment Continuation Period.

         2. Compensation.

         Subject to Paragraph 7(e), the Company agrees to pay Radoff the following amounts, subject to the following terms and conditions:

                  (a) The Company will pay Radoff for his services during the Employment Continuation Period in accordance with Radoff's base salary on the Effective Date, such payments to be made from time to time in accordance with the Company's regular pay schedule. The Company will deduct from each such payment any applicable withholding taxes and other customary payroll deductions. Each payment will be mailed to Radoff at his home address provided in Paragraph 14 below.

                  (b) Upon the conclusion of the Employment Continuation Period, and provided that Radoff signs and returns to the Company an updated general release as provided in Paragraph 9(b), the Company shall continue to pay Radoff his current base salary for one additional year. The Company will make such payment in accordance with its regular pay schedule, and will deduct from such payment any applicable withholding taxes and other customary payroll deductions.

                  (c) If Radoff resigns, effective on or before September 1, 2001, as a member of the board of directors of Eprise, Eprise shall pay Radoff, instead of the compensation described in Paragraph 2(b): a lump sum equivalent to three months of his current base salary, to be paid on or before September 10, 2001; and a lump sum equivalent to nine months of his current base salary, to be paid on or before January 1, 2002. The Company will deduct any applicable taxes from any payments made pursuant to this Paragraph 2(c).
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                  (d) The Company will reimburse Radoff for attorneys' fees he incurs in the negotiation of this Agreement, up to a maximum of $1,500.

         3. Bonus. Radoff acknowledges his receipt of all bonuses due him for services rendered through the Effective Date, including a bonus of $7,120.00, which was paid to him on July 24, 2001. Radoff will not be entitled to any further bonuses for services rendered or to be rendered prior to the Effective Date or during the Employment Continuation Period.

         4. Health Care Insurance. During the Employment Continuation Period, Radoff will continue to be a participant in the Company's health care insurance program. During this period, Radoff will have the same level of coverage that he is receiving under the Company's health care insurance program as of the date of this Agreement, and the Company will pay all premiums for this insurance, unless there is a change in the Company's health care insurer or a health care insurer's eligibility rules or other change in the Company's health care insurance program applicable generally to Company employees, in which case such changes will also apply to Radoff. On termination of his service at the end of the Employment Continuation Period, Radoff will be entitled to extend his Company health insurance benefits under and subject to the terms of COBRA, provided that if he elects to accept this COBRA benefit, the Company will pay his health insurance premiums for one year, after which Radoff will be responsible for the payment of all premiums for his health insurance for the remainder of the COBRA period.

         5. Other Benefits.

                  (a) Stock Options. During the Employment Continuation Period, Radoff will be entitled to continue to vest in and exercise options to purchase Company stock granted to him prior to the Effective Date, in accordance with the provisions of the stock option plans and agreements applicable to him and the terms of said options.

                  (b) General. All other benefits Radoff has earned through the Effective Date will be accrued and paid in accordance with the terms of the applicable benefit plans, including accrued but unused vacation and paid time off (which shall be paid on the Effective Date). Except as provided in Paragraph 4 and 5(a), Radoff will not earn, accrue or be entitled to any further benefits after the Effective Date. Radoff expressly agrees that, except as expressly provided under the terms of this Agreement, the Company owes him no further salary, bonus pay, severance pay, vacation pay, sick pay, automobile or transportation pay or reimbursements, expense reimbursements, or any other form of remuneration or benefit whatsoever.

         6. Return of Company Property. Radoff represents that he has returned to the Company all Company property that was in his possession or control, including, without limitation, any equipment (including, without limitation, computers, printers, pagers and cell phones) provided by the Company, Company credit cards, any building passes, and any Company documents and other materials. Radoff represents that he has paid


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in full any amounts he owed to the Company, and acknowledges that the Company has reimbursed him for all bona fide business expenses paid by him.

         7. Obligations to the Company.

                  (a) Prior Agreement. Radoff acknowledges and agrees that he shall remain bound by the terms of the Non-Disclosure/Non-Competition Agreement between Radoff and the Company dated December 17, 1997, a copy of which is attached hereto as Exhibit A (the "Prior Agreement"), regarding his obligations of confidentiality, non-solicitation and similar obligations to the Company (the "Other Obligations").

                  (b) Non-Competition; Non-Solicitation. In consideration of the compensation and other benefits and accommodations being provided to Radoff hereunder, and without limiting the scope of the Other Obligations, Radoff agrees as follows:

                           (i) Radoff understands that the term "Competing
Product" means any product, process, or service of any person or organization other than Eprise, in existence or under development of which Radoff is aware,
(A) which is identical to, substantially the same as, or an adequate substitute for any product, process, or service of Eprise in existence or under development of which Radoff is aware, and (B) which is (or could reasonably be anticipated to be) marketed or distributed in such manner and in such a geographic area as to actually compete with such product, process or service of Eprise; and the term "Competing Organization" means any person or organization, including Radoff, engaged in, or about to become engaged in, research on or the acquisition, development, production, distribution, marketing, or providing of a Competing Product.

                           (ii) During the Employment Continuation Period and
for a period of one year thereafter, Radoff will not directly or indirectly solicit or accept business relating in any manner to Competing Products or to products, processes or services of Eprise from any of the customers or accounts of Eprise with which Radoff had any contact as a result of his employment, nor will Radoff divert any such business from Eprise.

                           (iii) During the Employment Continuation Period and
for a period of one year thereafter, Radoff will not render services, directly or indirectly, as an employee, consultant or otherwise, to any Competing Organization in connection with research on or the acquisition, development, production, distribution, marketing, or providing of any Competing Product.

                           (iv) During the Employment Continuation Period and
for a period of one year thereafter, Radoff will not recruit or otherwise solicit or induce employees or consultants of Eprise or its present or future affiliates to terminate their employment with, or otherwise cease their relationship with Eprise or any such affiliates.

                           (v) During the Employment Continuation Period and for
a period of one year thereafter, Radoff will not directly or indirectly induce or attempt to induce a customer,


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prospective customer, supplier, agent, vendor, contractor, subcontractor, developer, employee or consultant to terminate or not enter into any contract with Eprise or its present or future affiliates.

                  (c) Confidentiality. Radoff understands and agrees that the terms and conditions of this Agreement are to be maintained in the strictest of confidence and shall not be disclosed by him to any third party other than his wife and attorney (subject to such persons' agreement to hold such information in confidence), except as permitted under Paragraph 8(e) or as otherwise required by law or regulation. Eprise agrees to instruct its management personnel who have been directly involved in the negotiation of this Agreement that the terms and conditions hereof are to be maintained in the strictest of confidence and are not to be disclosed to any third party other than Eprise's counsel and independent accountant, except as permitted under Paragraph 7(d) or as otherwise required by law or regulation.

                  (d) Non-Disparagement. Radoff covenants and agrees that, from and after the date of this Agreement, he will not make or assist others to make statements that are critical of Eprise, injure Eprise's reputation or are otherwise adverse to or inconsistent with Eprise's best interests, whether in private or in public. Eprise agrees to instruct its management personnel to restrict all external discussion of employment and termination of Radoff to the following facts: confirmation of Radoff's employment by Eprise, the dates he began and terminated work at Eprise, his salary, and his job title.

                  (e) Breach. Radoff acknowledges that the provisions set forth in Paragraphs 7(a) through 7(d) above are significant, material factors in Eprise's decision to enter into this Agreement. In the event of a material breach of any of those provisions or of any of the Other Obligations, Radoff shall forfeit his right to receive any unpaid payments described in Paragraph 2 of this Agreement and Eprise's obligation to make such payments shall thereafter cease. In addition, Radoff shall be liable to the Company for any and all damages suffered by Eprise as a result of such breach or any other material breach of this Agreement (which damages shall include the Company's reasonable attorneys' fees incurred in any action to enforce this Agreement). Eprise shall be liable to Radoff for any and all damages suffered by Radoff as a result of a material breach of this Agreement (which damages shall include Radoff's reasonable attorneys' fees incurred in any action to enforce this Agreement). Radoff agrees that a breach of Paragraphs 7(a) through 7(d) or of the Other Obligations may cause damage for which there is no adequate remedy at law and that therefore Eprise will have the right to injunctive or other equitable relief in addition to any other relief that may be available.

         8. Tax Indemnity. Radoff agrees that he will be exclusively liable for the payment of all federal, state and local taxes, if any, which may be due as a result of the consideration paid as set forth in this Agreement, except for any withholding that the Company is required by law to pay; and Radoff hereby represents that he shall make payments of such taxes at the times and in the amounts required by law. In addition, Radoff hereby agrees to fully indemnify the Company from the payment of taxes that are required of it by any government agency at any time as the result of payment of the consideration set forth in this Agreement, except for withholding that the Company was obligated to but did not pay. Such indemnification shall be paid


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within 30 calendar days after the later of the date the Company pays the tax, or
Radoff receives notice from the Company of such payment.

         9. General Release.

                   (a) Release by Radoff. In consideration of the obligations set forth above, Radoff on his behalf and on behalf of his heirs, executors, administrators and assigns, hereby fully releases, discharges and covenants not to sue or file administrative charges against the Company and any of its past, present, or future affiliates, parents, subsidiaries, successors and assigns, as well as its and their past, present and future directors, officers, trustees, agents, representatives, attorneys and employees (hereinafter individually and collectively referred to as "Releasees") from and with respect to any and all claims, demands, administrative charges, liabilities, actions, causes of action and suits whatsoever of every name and nature, in law or at equity, including but not limited to any claims under federal, state and local laws which prohibit discrimination (including without limitation, claims of discrimination based on race, religion, national origin, sex, disability or handicap and sexual orientation) and any claims with respect to breach of contract (express and/or implied); wrongful termination, intentional or negligent infliction of emotional distress, interference with contractual or advantageous business relations, loss of consortium, invasion of privacy, defamation, and any other tort; payment of wages; debts; costs and expenses; attorneys' fees and other damages; whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now has, may at any time have, or may have had against said Releasees, or any of them, based on facts or conditions occurring or arising prior to and through the date of this Agreement including, without limitation, claims arising out of or in any way related to Radoff's employment relationship with the Company and/or the change in or eventual termination of such employment relationship as described herein, but not including any claims of breach of the express terms of this Agreement by the Company.

                   (b) Release by the Company. In consideration of the obligations set forth above, the Company and any of its affiliates, subsidiaries, successors and assigns (hereinafter, collectively referred to as "Releasors") hereby fully release, discharge and covenant not to sue or file administrative charges against Radoff from and with respect to any and all claims, demands, charges, liabilities, actions, causes of action and suits whatsoever of every name and nature, in law or at equity, based solely on those facts and/or conditions of which the Releasors have knowledge or reasonably should have knowledge as of the date of the execution of this Agreement, but excluding any claims of breach of the express terms of this Agreement. Nothing in this paragraph shall extinguish, release or discharge any claims by the Company of breach of the Prior Agreement, except to the extent that the Company knows or reasonably should know all of the facts and conditions giving rise to such claims as of the date of this Agreement.

                  (c) Radoff to Provide Updated Release. As a condition of receiving the compensation described in Paragraph 2(b), Radoff agrees that, on September 1, 2001, or within ten (10) days thereafter, he will sign and return to the Company an updated general release that is substantially identical to the general


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release contained in Paragraph 9(a), except that the updated general release shall extend to claims arising through the date that Radoff signs it.

         10. No Admissions. This Agreement is not intended to and does not constitute an admission of liability by either party, and shall not be used as evidence of liability or wrongdoing on the part of any party hereto.

         11. Complete Agreement; Amendments. This Agreement and the Prior Agreement are intended by the parties as a final written expression of their agreement regarding Radoff's employment or termination of employment with Eprise, supersede any prior written expression of their intent regarding the terms of this Agreement, and set forth their entire agreement. This Agreement may not be amended or modified except by a writing signed by both of the parties hereto.

         12. Notice. All notices and correspondence concerning this Agreement, including the payments described in Paragraph 2 above, shall be sent to Radoff at the following address:

                           Jonathan B. Radoff
                           95 Middle Road
                           Southborough, Massachusetts 01772

All notices and correspondence concerning this Agreement shall be sent to Eprise at the following address:

                           Joseph A. Forgione, President
                           Eprise Corporation
                           200 Crossing Boulevard
                           Framingham, MA  01702

With a copy to:

                           Ellen J. Rubin, Esq.
                           Hill & Barlow, a Professional Corporation
                           One International Place
                           Boston, MA  02110

All notices provided hereunder shall be deemed to be received: the same day, if sent by hand or fax before 5:00 p.m.; the next day, if sent by overnight courier service; and two (2) business days after being deposited in the U.S. mail, postage prepaid.

         13. Paragraph Headings. The paragraph headings throughout this Agreement are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction, or meaning of the provisions of this Agreement.

         14. Provisions Binding, Etc. This Agreement shall be binding upon and shall inure to the benefit of all the parties hereto and their respective heirs, successors and assigns, including without limitation any


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successor company to Eprise following any sale of Eprise's assets or stock or merger or other similar business combination.

         15. Cooperation. The parties agree to deliver promptly and to execute promptly any documents reasonably necessary to the consummation of the transactions contemplated herein, and to do such further acts and things as may be necessary to carry out the intent and purposes of this Agreement.

         16. Governing Law. This Agreement shall be governed by and construed as a contract in accordance with the laws of the Commonwealth of Massachusetts. In any dispute arising out of or relating to this Agreement, Radoff agrees to submit to the jurisdiction of any state or federal court in Massachusetts.

         17. Invalidity of Particular Provisions. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

         Executed as an Agreement under seal, as of the date first set forth above.

Witnessed by:                                 Jonathan B. Radoff


/s/ Heather A. Lamoureux                      /s/ J. Radoff
---------------------------------             ----------------------------------
Print Name:  Heather A. Lamoureux             Jonathan B. Radoff



WITNESSED BY:                                 EPRISE CORPORATION


/s/ Heather A. Lamoureux                      By:  /s/ J.A. Forgione
---------------------------------                  -----------------------------
Print Name:  Heather A. Lamoureux                  Joseph A. Forgione, President



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                                    Exhibit A

                    Non-Disclosure/Non-Competition Agreement